EXHIBIT 10.8

October 5, 2007	Laura K. Shawver, Ph.D.
Chief Executive Officer Tel: 858.731.5207 Fax: 858.731.5226 laura.shawver@phenomix.com

John Crawford

[Address]

Dear John:

On behalf of Phenomix Corporation (“Phenomix”), I am pleased to offer employment to you as Phenomix’s Chief Financial Officer, reporting to me. If you accept this offer, we agree that you will commence employment on October 8, 2007 (the “Start Date”).

The terms of your employment are as follows:

1. Salary. Phenomix will pay you a salary at a semi-monthly rate of $10,000, (equivalent to $240,000 per year) (the “Salary”), subject to periodic review and adjustments at the discretion of Phenomix, Phenomix’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”).

2. Performance Bonus. During your employment, you may be considered annually for a performance bonus. Currently, your anticipated performance bonus target will be 20% of your Salary. Performance bonus compensation in any year, if any, will be determined at the sole discretion of the Board based on your performance and that of Phenomix, relative to milestones to be agreed upon between you and me, and otherwise in accordance with the general employee bonus program agreed upon by the Compensation Committee.

3. Common Stock Options. At the next meeting of the Board, it is anticipated that the Board will agree to grant you an incentive stock option to acquire 425,000 shares of common stock of Phenomix under Phenomix’ 2001 Stock Option Plan. The grant date of the stock option will be the date of the Board action or the Start Date, whichever is later. The stock option will be immediately exercisable on the grant date, but Phenomix will retain a right to repurchase the shares if you cease to be an employee, consultant or director of Phenomix for any reason (subject to paragraph 7 below). The number of shares subject to Phenomix’ right of repurchase will be reduced over the period of your employment by 106,250 shares on the first anniversary of your start date, and thereafter by 8854 shares at the end of each month so that Phenomix’ right to repurchase shall have expired with respect to all of the option shares on the fourth anniversary of your start date. The exercise price of the stock options will be the fair market value of Phenomix’ common stock on the grant date as determined by the Board.

Phenomix Corporation . 5871 Oberlin Drive, Suite 200 • San Diego, CA 92121 • 858-731-5200 telephone • 858-731-5226 facsimile

4. Other Benefits. In addition to the benefits specifically described in this letter, you will be entitled to participate in Phenomix’ standard executive benefits, which will include health insurance coverage and vacation which Phenomix may from time to time have in effect for all or most of its senior executives. You will be entitled to earn vacation in accordance with Phenomix’s policies from time to time in effect, subject to a minimum entitlement of 120 hours vacation per year. Such participation will be subject to the terms of the applicable plan documents, generally applicable policies of Phenomix, applicable law and the discretion of the Board, Compensation Committee or any administrative or other committee provided for in or completed by any such plan. Nothing contained in this Agreement shall be construed to create any obligation on the part of the Phenomix to maintain the effectiveness of any such plan which may be in effect from time to time.

5. Phenomix’ Policies: This offer is contingent upon your successful completion of a pre-employment background investigation and drug test. Satisfactory drug test results must be received by Phenomix prior to the expiration of this offer. You will be required to comply with Phenomix policies, including without limitation, maintaining the confidentiality of Phenomix’ confidential information, assigning to Phenomix inventions made by you during the term of employment, and not pursuing competitive activities during the term of employment. You will be required to sign Phenomix’ Innovations and Proprietary Rights Assignment Agreement (the “Proprietary Rights Assignment Agreement”), a copy of which is attached hereto.

6. Duration: Your employment with Phenomix will be “at will,” which means that you or Phenomix may terminate your employment at any time. Your employment with Phenomix will remain at-will throughout the duration of your relationship with Phenomix and can only be changed by a written agreement signed by you and Phenomix’s Chief Executive Officer (the “CEO”).

7. Change in Control. You shall be entitled to full accelerated vesting of your options (i.e., Phenomix’ right to repurchase your option shares will terminate) and six months severance based on you then current Salary in the event that you are terminated by Phenomix without “Cause” or your termination is “Constructive” within 90 before or 365 days after a “Change of Control” or “Fundamental Transaction” (as such terms are defined in the 2001 Stock Option Plan, the “Plan”). “Cause” shall mean (a) any act of fraud or illegal acts by you; (b) breach by you of any obligations under this agreement or breach by you of any obligations under the Proprietary Rights Assignment Agreement; (c) your material failure to perform your job function to a reasonable standard after notice of such failure has been given to you by the CEO or the Board and you have had a 15 business day period to cure such failure, (d) your willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by Phenomix to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the willful inducement of others to fail to cooperate or to produce documents or other materials or (e) any other reason deemed cause under applicable California law. “Constructive termination” shall mean without your consent and after written notice to the Board at least 15 business days prior to termination such that the Board has an opportunity to cure: (i) the assignment to you of any duties or a reduction in your duties, either of which results in a significant diminution in your responsibilities with Phenomix below those responsibilities normally assigned to an executive officer of a company, (ii) a material reduction in your base salary or bonus as in effect immediately before such reduction, (iii) a material reduction in the kind or level of employee benefits to which you are entitled immediately prior to such reduction, with the result that your overall benefits package is substantially reduced, except for across-the-board reduction similarly affecting all or substantially all management employees or (iv) the relocation of you employment to a facility or location more than 50 miles from the location where you are principally employed by Phenomix, which relocation is not approved by you.

8. Arbitration. In the event of any dispute arising out of or relating to your employment relationship or its termination (including without limitation claims for breach of contract, wrongful termination, or age, race, sex, disability or other discrimination) that is not fully resolved by good faith negotiations between the parties, you and Phenomix agree fully, finally and exclusively to arbitrate the dispute in binding arbitration before a neutral arbitrator under the Employment Dispute Resolution Rules of the American Arbitration Association in San Diego County, California, rather than litigate the dispute in court; provided that this arbitration provision will not apply to any dispute relating to or arising out of the alleged misuse or misappropriation of Phenomix’ trade secrets or proprietary information. In the event of arbitration, the parties shall be permitted to engage in adequate discovery, the arbitrator shall issue a written decision, and the arbitrator shall be allowed to assess costs and impose any statutorily available remedies. Phenomix will bear any administrative costs associated with the arbitration.

9. Authorization to Work. As with all employees, Phenomix’ offer to you is contingent on your submission of satisfactory proof of your identity and your legal authorization to work in the United States.

10. Entire Agreement. This letter agreement and Phenomix’ standard employee innovations and proprietary rights assignment agreement contain the entire agreement with respect to your employment with Phenomix and supersede any prior or contemporaneous representations or agreements. The terms of this offer may only be changed by written agreement, although Phenomix may from time to time, in its sole discretion, adjust the compensation and benefits paid to you and its other employees, as well as job titles and responsibilities. In case any provision of the letter agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. You agree that you are not relying on any promises or representations made by Phenomix or any of its representations other than those set forth in this letter.

Should you have any questions regarding any of the items indicated above, please call me.

Please confirm your acceptance of this offer (by signing and returning a copy to me) by no later than October 8, 2007.

I am enthusiastic about your joining Phenomix and all of us are looking forward to working with you.

Sincerely,

/s/ Laura K. Shawver
Laura K. Shawver, Ph.D.

Agreed and accepted by:

/s/ John Crawford
John Crawford

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